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                                                                       EXHIBIT 3
June 23, 2001

iPrint Technologies, inc.
255 Constitution Drive
Menlo Park, California  94025

Dear Sirs:

     As an inducement to the parties to that certain Agreement and Plan of Reorganization (the "Reorganization Agreement") dated the date hereof among iPrint Technologies, inc. (the "Company"), Metal Combination Corp. and Wood Alliance, Inc. ("Wood") to execute the same, pursuant to which shares of Company common stock, par value $0.001 per share (the "Common Stock"), will be issued, the undersigned hereby agrees that from the closing and until 90 days after the closing (the "Lock Up Date") of the combination between the Company and Wood pursuant to the Reorganization Agreement, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock that the undersigned: (i) holds at the time of the closing; (ii) obtains through the combination; or (iii) acquires upon the conversion or exercise of securities convertible into or exchangeable or exercisable for shares of Common Stock from the closing through the Lock Up Date ((i) - (iii), the "Lock Up Shares"). Except for the Lock Up Shares, any shares of Common Stock or other securities convertible into or exchangeable or exercisable for any shares of Common Stock acquired by the undersigned in the open market will not be subject to this Agreement.

     Nothing in this Agreement shall prohibit the undersigned from surrendering to the Company through the Lock Up Date any shares of the Common Stock the undersigned acquired through the prior exercise of Company options for the purpose of addressing alternative minimum tax or other tax issues. In addition, nothing in this Agreement shall prohibit the transfer of shares to any immediate family of the undersigned or to a trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; provided that such transferee agrees to be bound by this Agreement. For purposes of this Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

     In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Lock Up Shares if such transfer would constitute a violation or breach of this Agreement.

     This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

                                    Very truly yours,

                                     Royal P. Farros
                                    ------------------------------
                                    Print Name of Holder


                                    By:  /s/ ROYAL FARROS
                                       ---------------------------
                                           Signature